EXHIBIT 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, and does hereby certify as follows:

FIRST: The name of this Corporation is Big Rock Partners Acquisition Corp.

SECOND: Its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares of all classes of capital stock that the corporation shall have authority to issue shall be 10,000,000 shares of common stock, par value $0.001 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

Name:	Christina C. Russo
Mailing Address:	c/o Akerman, LLP
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, FL 33301

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of September, 2017.

By:	/s/ Christina C. Russo
Christina C. Russo, Incorporator